Exhibit 4.34

Novation Agreement

This Agreement is entered into by the following parties on August 14, 2006 in Shanghai:

(1)	Qin Jie (“Transferor”)

ID Number: 310112720806003

(2)	Wang Yong (“Transferee”)

ID Number: 310108196704101616

(3)	Zhu Jun

ID Number: 310103661007241

(4)	The9 Computer Technology Consulting (Shanghai) Co., Limited (“The9 Computer”)

Registered Address: Room 22301-601, Building 14, No.498, Guo Shou Jing Road, Zhang Jiang Hi-tech Park, Pu Dong New Area, Shanghai

(5)	Shanghai The9 Information Technology Co., Limited (formerly known as “Shanghai Jiucheng Information Technology Co., Limited” and referred to as the “Company” herebelow)

Registered Address: Room 674-07, Building 2, No.351, Guo Shou Jing Road, Zhang Jiang Hi-tech Park, Pu Dong New Area, Shanghai

RECITAL

WHEREAS Zhu Jun, Transferor and The9 Computer entered into three Loan Agreements respectively on January 1, 2004, July 19, 2004, and May 1, 2005 (collectively “Loan Agreements”) and according to these agreements, The9 Computer has provided with the Transferor loans in total amount of RMB 8,280,000;

WHEREAS Zhu Jun, Transferor and The9 Computer entered into a Call Option Agreement on February 6, 2004 (“Call Option Agreement”) whereby the Transferor shall at request of The9 Computer transfer inter alia all or part of its equity interests in the Company to The9 Computer and/or any entity or individual designated by The9 Computer to the extent permitted by laws of China;

WHEREAS Zhu Jun, Transferor, Company and The9 Computer entered into a Shareholder Voting Proxy Agreement on February 6, 2004 (“Shareholder Voting Proxy Agreement”) and according to this agreement, the Transferor has irrevocably authorized The9 Computer to act on its behalf to exercise all its shareholder voting right in the Company.

WHEREAS Zhu Jun, Transferor and The9 Computer entered into an Equity Pledge Agreement in respect of the Company on June 2, 2005 (“Equity Pledge Agreement”) and according to which Zhu Jun and the Transferor respectively pledged their equity in the Company fully to The9 Computer as the guarantee for their performance of obligations under the Loan Agreements, Call Option Agreement, and Shareholders Voting Proxy Agreement. Such pledge granted The9 Computer a first priority right on indemnification of the pledged equity.

WHEREAS Transferor, Transferee, Zhu Jun, and the Company entered into a Share Transfer Agreement on August 14, 2006 (“Share Transfer Agreement”) and according to this agreement, the Transferee has acquired 36% of equity interests in the Company from Transferor (“Share Transfer”).

WHEREAS After the Share Transfer, the Transferee will hold 36% of equity interests in the Company, Zhu Jun hold 64% of equity interests in the Company, and the Transferor will no longer hold any equity interests in the Company. Simultaneously, Transferor will transfer all his rights and obligations under the Loan Agreements, Call Option Agreement, Shareholders Voting Proxy Agreement, and Equity Pledge Agreement (collectively the “Initial Agreements”) to the Transferee (“Novation”). The9 Computer as a party to the Initial Agreements hereby agrees to such Novation, and Zhu Jun and the Company as the contracting parties also accept the Novation (if the context is applicable).

THEREFORE, in consideration of the mutual covenants, presentations, warrants and agreements, the parties agree as follows:

1	Novation under the Initial Agreements

1.1	Pursuant to the terms and conditions of this Agreement, Transferor shall transfer to Transferee all his rights and obligations under the Loan Agreements, and shall within five (5) days after the effective date of equity transfer under Share Transfer Agreement (“Effective Share Transfer Date”) remit RMB 8,280,000 to the bank account designated by Transferee. Transferor and Transferee agree that such fund shall set off the share purchase price payable by Transferee to Transferor under the Share Transfer Agreement. Since the Effective Share Transfer Date, Transferee will succeed all rights and obligations of Transferor under the Loan Agreements.

1.2	In accordance with the terms and conditions of this Agreement, Transferor shall transfer to Transferee all his rights and obligations under the Call Option Agreement. Transferee will succeed all rights and obligations of Transferor under the Call Option Agreement.

1.3	In accordance with the terms and conditions of this Agreement, Transferor shall transfer to Transferee all his rights and obligations under the Shareholder Voting Proxy Agreement. Transferee will succeed all rights and obligations of Transferor under the Shareholder Voting Proxy Agreement.

1.4	In accordance with the terms and conditions of this Agreement, Transferor shall transfer to Transferee all his rights and obligations under the Equity Pledge Agreement and Transferee will succeed all rights and obligations of Transferor under the Equity Pledge Agreement. Meanwhile, on the Effective Share Transfer Date, the Company will record the pledge in the Company’s register of shareholders (in the form as provided in Appendix I).

2	In consideration that the Transferee will fully assume all the obligations and liabilities of the Transferor under the Initial Agreements, The9 Computer, Zhu Jun and the Company, as the contracting parties of the Initial Agreements, hereby agree to and accept this Novation.

3	The Transferee agrees that since the Effective Share Transfer Date, the Transferee will replace the Transferor as a party to each of the Initial Agreements, enjoy and exercise all rights and perform all obligations of the Transferor under the Initial Agreements and be bound by terms thereof in all aspects.

4	If the Transferor has committed breaches of his obligations or any terms of the Initial Agreements before the Effective Share Transfer Date (regardless whether such breaches have been discovered or claimed on or before the execution of this Agreement), the resulting liabilities or any other consequences from such breaches of Transferor shall remain the obligations of the Transferor and not be transferred to the Transferee, notwithstanding the execution of this Agreement.

5	If the Transferee breaches this Agreement or his obligations or any terms of any agreement mentioned in this Agreement after the Effective Share Transfer Date, he shall be responsible for all liabilities or any other consequences from such breaches in accordance with this Agreement, and the Transferor shall not be held responsible for such liabilities or consequences.

6	The Transferor agrees that he will not require The9 Computer or the Company or the Transferee to pay him any fees for any obligations he has fulfilled under the Initial Agreements, and the Transferor shall not since the execution date of this agreement claim for any right, benefit or interest in respect with the Initial Agreements against The9 Computer or any other parties of the Initial Agreements. The Transferor hereby irrevocably waives his right of claim, defend and/or any other rights or interests under the Initial Agreements against any other parties, and warrants that his performance of the Initial Agreements will not cause any requests, claims, demands, defences, litigation or administrative punishment or any other legal proceedings against the Transferee or any other parties to the Initial Agreements by any third party; otherwise the Transferor shall be liable for indemnification for all losses suffered by the Transferee and/or other parties to the Initial Agreements.

7	The Transferor and Transferee jointly covenant to The9 Computer that, they will not, for reason of novation of the Initial Agreements or execution and performance of this Agreement (i.e. the Novation), create any new obligation to or increase the obligations of The9 Computer or any other parties of the Initial Agreements (including but not limited to increase any expenses), or reduce any rights of The9 Computer or any other parties to the Initial Agreements, or create any requests, claims, litigation, administrative punishment or any other legal proceedings against The9 Computer or the other parties to the Initial Agreements; otherwise The9 Computer or any other parties of the Initial Agreements shall have the right to request either the Transferor and/or Transferee to be responsible for the relevant liabilities. The Transferor and/or Transferee shall fully indemnify The9 Computer or any other parties of the Initial Agreements for any losses or expenses suffered by reason of such Novation.

8	Except for the parties of the Initial Agreements as expressly modified in this Agreement, all other terms and conditions contained in the Initial Agreements shall remain in full force and effect.

9	Any dispute arising from or in connection this Agreement shall be settled through negotiation. If the parties are unable to settle such dispute within thirty (30) days, the dispute shall be submitted to the China International Economic and Trade Arbitration Commission Shanghai Commission and settled by arbitration in accordance with its arbitration rules in Shanghai. Any decision of such arbitration shall be final and binding on all parties.

10	Each provision of this Agreement is severable and independent from the other provisions. Where any provision or provisions of this Agreement becomes invalid, illegal or unenforceable, the remainder of this Agreement shall nevertheless remain valid, legal and enforceable and not be affected.

11	This Agreement has been written in Chinese and executed in six (6) counterparts. Each counterpart shall be deemed as an original and have the same legal effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed for their respective benefits on the date first above written.

Qin Jie

Signature:	/s/ Qin Jie

Wang Yong

Signature:	/s/ Wang Yong

Zhu Jun

Signature:	/s/ Zhu Jun

The9 Computer Technology Consulting (Shanghai) Co., Limited

Signature:	[sealed]

Authorized Representative:

Title:

Shanghai The9 Information Technology Co., Limited

Signature:	[sealed]

Authorized Representative:

Title:

Appendix I

Register of Shareholders

Equity Holder	Equity Interest Percentage	Remark
Zhu Jun	64%	All his equity interest pledged to The9 Computer Technology Consulting (Shanghai) Co., Limited

Wang Yong	36%	All his equity interest pledged to The9 Computer Technology Consulting (Shanghai) Co., Limited